Exhibit 10.4

Nomination and Governance Committee Charter

As of August 30, 2022

Purpose

The Committee is appointed by the Board of Directors to (i) identify individuals qualified to become Board members and to recommend to the Board the director nominees for the next annual meeting of shareholders, (ii) recommend to the Board corporate governance principles, applicable to the Company (iii)  oversee and approve the process and guidelines for the annual evaluation of the performance and effectiveness of the Board and its committees, and (iv) exercise and perform the authority, duties and responsibilities of the Committee set forth in this charter.

Membership

1.	During such time as the common stock of the Company is quoted on The OTC Markets, the Committee shall be made up of at least two (2) members of the Board of Directors. During such time as the common stock of the Company is listed on a national stock exchange such as the Nasdaq Stock Market (“Nasdaq”), the Committee shall be made up of at least three (3) members of the Board of Directors, subject to any available exception. Each of the members of the Committee will be (i) an “independent director” as defined under the rules of Nasdaq, as amended (the “Rules”), except as may otherwise be permitted by such Rules, and (ii) a “Non- Employee Director,” as defined in Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All members of the Committee will be appointed by, and shall serve at the discretion of, the Board.
2.	The Board shall designate one Committee member as the Committee’s chair (the “Chair”).

Operations

1.	The Committee shall hold regular meetings at least four times per year and report to the Board on a regular basis. Meetings shall include any participants the Committee deems appropriate and shall be of sufficient duration and scheduled at such times as the Committee deems appropriate to discharge properly its responsibilities.
2.	The Committee shall meet, as deemed necessary and appropriate, with management, including the Chief Executive Officer, in executive session.
3.	The Committee shall receive information and participate in informal meetings and briefings with management, including the Chief Executive Officer, as necessary and appropriate between formal meetings of the Committee. Such briefings and informal meetings may be through the Chair or individual Committee members, as appropriate.
4.	The Committee may form and delegate to one or more subcommittees all or any portion of the Committee’s authority, duties and responsibilities, and may establish such rules as it determines necessary or appropriate to conduct the Committee’s business.
5.	The Committee shall have direct access to, and complete and open communication with, the Company’s management and may obtain advice and assistance from internal legal or other advisors to assist it. The Committee may also retain legal or other advisors. The Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates and to approve the search firm’s fees and retention terms.
6.	The Company shall provide for appropriate funding, as determined by the Committee, for the payment of (i) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties and responsibilities and (ii) compensation to legal and other advisors retained by the Committee.
7.	The Committee shall review and assess its performance annually and report the results to the Board.
8.	The Committee shall review and assess the adequacy of this charter annually and, if appropriate, recommend changes to this charter to the Board.

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Authority, Duties and Responsibilities

The Committee shall:

Board Succession Planning

1.	Oversee succession planning for the Board and Board leadership appointments, including committee chairs, in accordance with the Board’s Corporate Governance Policies.
2.	Review the overall size and composition of the Board, taking into consideration the skills, attributes, experience and tenure of each Board member in accordance with the Company’s Corporate Governance Policies.
3.	Review the term limit and retirement policies set forth in the Board’s Corporate Governance Policies and, if appropriate, recommend changes to the Board.
4.	Actively seek and identify individuals qualified to become Board members for recommendation to the Board consistent with the Board membership criteria set forth in the Company’s Corporate Governance Policies. The Committee may consider director candidates proposed by shareholders or management, and shall evaluate such candidates using the same criteria as other candidates considered by the Committee. Consistent with the retirement policy set forth in the Corporate Governance Policies of the Company, no director candidate may be nominated for election if he or she would be age 80 or older at the time of the election.
5.	Recommend to the Board the director nominees for the Company’s next annual meeting of shareholders. In the case of a vacancy on the Board (including a vacancy created by an increase in the size of the Board), the Committee shall recommend to the Board an individual to fill such vacancy, as needed.
6.	Retain and terminate, in its sole discretion, any search firm used to identify director candidates and any compensation consultant used to assist in the evaluation of director compensation, and to approve the fees and other retention terms for such firms and consultants.
7.	Oversee the orientation program for newly elected or appointed directors.

Board Committees

1.	Recommend to the Board director nominees for each Board committee, taking into consideration the skills, attributes, experience and tenure of each committee member, including committee members to fill vacancies as needed. In nominating a director for a committee membership, the Committee shall take into consideration the factors set forth in that committee’s charter, if any, and the rotation of committee assignments as set forth in the Company’s Corporate Governance Policies, and other factors it deems appropriate, including without limitation the interplay of the candidate’s experience with the experience of other committee members.
2.	Recommend to the Board changes that the Committee believes desirable to the size of any committee of the Board or to the Board’s committee structure.

Board Performance

1.	Oversee and approve the process and guidelines for the annual evaluation of the performance and effectiveness of the Board and its committees, including the communication of the results of such evaluations to the full Board.

Director Compensation and Insurance

1.	Review the director compensation program, as necessary and appropriate, and recommend changes to the Board.
2.	Review the Company’s directors and officers insurance.

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Corporate Governance Policies and Governance Documents

1.	Annually review and assess the adequacy of the Board’s Corporate Governance Policies, including the director independence standards, and, if appropriate, recommend changes to the Board.
2.	Periodically review the Company’s organizational documents, and, if appropriate, recommend changes to the Board.
3.	Review and approve related person transactions in accordance with the Company’s Related Person Transactions Policy, if any, and associated disclosure.
4.	Report approved related person transactions to the Board.
5.	Review shareholder proposals relating to governance, social responsibility and environmental matters and management’s proposed response to such proposals.
6.	Review and recommend to the Board whether to seek and accept a director’s offer to tender his or her resignation in the event such director’s principal occupation or employer changes.
7.	Review and approve, directors’ service on other public or private company’s boards and committees, and changes in director circumstances in accordance with the Board’s Corporate Governance Policies.
8.	Monitor and review evolving corporate governance trends and best practices, and as it determines appropriate, consider other matters of corporate governance and make recommendations to the Board regarding, or take action with respect to, such matters.

Philanthropic Programs

1.	Review the strategies, policies and practices with respect to the philanthropic programs of the Company and foundations significantly supported by the Company.

Environmental, Social Responsibility and Other Governance Matters

1.	As it determines appropriate, consider environmental, social responsibility, and sustainability matters and make recommendations to the Board regarding, or take action with respect to, such matters.

Other Authority

1.	Have such other authorities, duties or responsibilities as may be delegated to the Committee by the Board.

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